UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 1, 2006 (April 28, 2006)

M & F Worldwide Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13780	02-0423416
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 East 62nd Street New York, New York	10021
(Address of Principal Executive Offices)	(Zip Code)

(212) 572-8600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment
of Principal Officers.

On April 28, 2006, Todd J. Slotkin resigned from his position as Executive Vice President and Chief Financial Officer of M & F Worldwide Corp. (the "Company").

Effective May 1, 2006, the Company appointed Paul G. Savas as the Company's Executive Vice President and Chief Financial Officer. Mr. Savas, 43, previously served as the Company's Senior Vice President of Finance since 2002. Mr. Savas has also served as Executive Vice President — Finance of MacAndrews & Forbes Holdings Inc. ("M&F") and its affiliates since April 2006, and served as M&F's Senior Vice President — Finance from 2002 until April 2006, Vice President from 1998 until 2002 and Director of Corporate Finance from 1994 until 1998. Through its wholly-owned subsidiary Mafco Consolidated Group Inc., M&F, the sole stockholder of which is Ronald O. Perelman (a member of the Board of Directors of the Company), owns approximately 38% of the Company's outstanding common stock. Mr. Savas also currently serves as a director of SIGA Technologies, Inc., a biotechnology company.

Mr. Savas receives no compensation directly or indirectly from the Company. Mr. Savas' services as Executive Vice President and Chief Financial Officer of the Company are provided under the terms of the Management Services Agreement, dated October 29, 2003, between the Company and MacAndrews & Forbes Inc., a wholly-owned subsidiary of M&F. Pursuant to the Management Services Agreement, M&F provides the services of certain executives, including Mr. Savas, to manage the business, and provides other management and advisory services to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M & F WORLDWIDE CORP.

Date: May 1, 2006	By:	Barry F. Schwartz, Esq.
		Name:	Barry F. Schwartz, Esq.
		Title:	Executive Vice President
and General Counsel